UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.     )*

Under the Securities Exchange Act of 1934

Regalwood Global Energy Ltd.

(Name of Issuer)

Class A ordinary share, par value $0.0001

(Title of Class of Securities)

G74760110

(CUSIP Number)

December 5, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Credit Strategies Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%

12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo ST Fund Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%

12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo ST Operating LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%

12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo ST Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%

12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). ST Management Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%

12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo A-N Credit Fund (Delaware), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 2,000,000 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 2,000,000 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,000 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%

12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo A-N Credit Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 2,000,000 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 2,000,000 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,000 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%

12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Capital Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 2,940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 2,940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%

12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Capital Management GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 2,940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 2,940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%

12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Management Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 2,940,762 shares of Class A ordinary shares

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 2,940,762 shares of Class A ordinary shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,940,762 shares of Class A ordinary shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%

12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G74760110

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Management Holdings GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)	☐
	(b)	☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 1,752,576 shares of Class A Common Stock

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 1,752,576 shares of Class A Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,752,576 shares of Class A Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%

12	TYPE OF REPORTING PERSON (See Instructions) OO

Item 1.
(a)	Name of Issuer Regalwood Global Energy Ltd.
(b)	Address of Issuer’s Principal Executive Offices 1001 Pennsylvania Avenue NW, Suite 220 South Washington, D.C. 20004

Item 2.
(a)

Name of Person Filing

This Schedule 13G is filed jointly by (i) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (ii) Apollo ST Fund Management LLC (“ST Management”), (iii) Apollo ST Operating LP (“ST Operating”), (iv) Apollo ST Capital LLC (“ST Capital”), (v) ST Management Holdings, LLC (“ST Management Holdings”), (vi) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (vii) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (viii) Apollo Capital Management, L.P. (“Capital Management”), (ix) Apollo Capital Management GP, LLC (“Capital Management GP”), (x) Apollo Management Holdings, L.P. (“Management Holdings”), and (xi) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

Credit Strategies and A-N Credit each hold securities of the Issuer.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.

A-N Credit Management serves as the investment manager for A-N Credit.

Capital Management serves as the sole member of A-N Credit Management and the sole member and manager of ST Management Holdings.  Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Credit Strategies is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands.  The principal office of A-N Credit is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
Credit Strategies is an exempted company incorporated in the Cayman Islands with limited liability.  ST Operating, A-N Credit, Capital Management and Management Holdings are each Delaware limited partnerships.  ST Management, ST Capital, ST Management Holdings, A-N Credit Management, Capital

	Management GP, and Management Holdings GP are each Delaware limited liability companies.
	(d)	Title of Class of Securities Class A ordinary share, par value $0.0001 (the “Class A ordinary share”).
	(e)	CUSIP Number G74760110

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		Credit Strategies:	940,762
		ST Management:	940,762
		ST Operating:	940,762
		ST Capital:	940,762
		ST Management Holdings:	940,762
		A-N Credit:	2,000,000
		A-N Credit Management:	2,000,000
		Capital Management:	2,940,762
		Capital Management GP:	2,940,762
		Management Holdings:	2,940,762
		Management Holdings GP:	2,940,762

Credit Strategies and A-N Credit each disclaims beneficial ownership of all Class A ordinary shares included in this report other than the Class A ordinary shares held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose.  ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all Class A ordinary shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Exchange Act or for any other purpose.

Credit Strategies and A-N Credit each holds 313,587 and 600,000 redeemable warrants of the Issuer, respectively.  Each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described in the Issuer’s prospectus filed pursuant to Rule 424(b)(4), filed with the Securities and Exchange Commission on December 1, 2017 (the “Issuer’s Prospectus”).  As described in the Issuer’s Prospectus, the warrants will become

	exercisable on the later of 30 days after the completion of the Issuer’s initial business combination or 12 months from the closing of the offering.
(b)	Percent of class:
	Credit Strategies:	3.1%
	ST Management:	3.1%
	ST Operating:	3.1%
	ST Capital:	3.1%
	ST Management Holdings:	3.1%
	A-N Credit:	6.7%
	A-N Credit Management:	6.7%
	Capital Management:	9.9%
	Capital Management GP:	9.9%
	Management Holdings:	9.9%
	Management Holdings GP:	9.9%

The percentages amounts are based on the 30,000,000 Class A Ordinary Shares reported to be issued and outstanding in the Issuer’s Prospectus after giving effect to the completion of the offering, as described therein.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
	(ii)	Shared power to vote or to direct the vote:
	Credit Strategies:	940,762
	ST Management:	940,762
	ST Operating:	940,762
	ST Capital:	940,762
	ST Management Holdings:	940,762
	A-N Credit:	2,000,000
	A-N Credit Management:	2,000,000
	Capital Management:	2,940,762
	Capital Management GP:	2,940,762
	Management Holdings:	2,940,762
	Management Holdings GP:	2,940,762
	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
	(iv)	Shared power to dispose or to direct the disposition of:
	Credit Strategies:	940,762
	ST Management:	940,762
	ST Operating:	940,762
	ST Capital:	940,762
	ST Management Holdings:	940,762
	A-N Credit:	2,000,000
	A-N Credit Management:	2,000,000
	Capital Management:	2,940,762

	Capital Management GP:	2,940,762
	Management Holdings:	2,940,762
	Management Holdings GP:	2,940,762

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
	Not applicable.

Item 8.	Identification and Classification of Members of the Group.
	Not applicable.

Item 9.	Notice of Dissolution of Group.
	Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 15, 2017

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.
its general partner

	By:	Apollo A-N Credit Advisors (APO FC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President